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                                                                     EXHIBIT 5.1

           OPINION OF BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC

          [BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC LETTERHEAD]

                                   May 4, 2005

Pinnacle Airlines Corp.
1689 Nonconnah Blvd, Suite 111
Memphis, Tennessee 38132

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (as amended and supplemented, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of (i) $121,000,000 aggregate principal amount of 3 1/4% Senior Convertible Notes due 2025 (the "Notes") of Pinnacle Airlines Corp., a Delaware corporation (the "Company"), and (ii) up to 11,121,315 shares (the "Shares") of the Company's common stock, par value $.01 per share, issuable upon conversion of the Notes (the "Common Stock"). All of the Notes and Shares are being registered by the Company on behalf of the holders of the Notes.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates or records as we have deemed necessary or appropriate as bases for the opinions set forth herein, including the Indenture (the "Indenture") dated February 8, 2005, between the Company and Deutsche Bank National Trust Company, the trustee of the Notes. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the truthfulness of all statements of facts contained therein, and that all persons who participated in the authorization, execution and delivery of any such certificate, document or record were sui juris at all relevant times. Moreover, we have assumed the due authorization, execution and delivery of the Indenture and the purchase agreement relating to the Notes by all parties thereto other than the Company.

Based on the foregoing, subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. That the Notes constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

      2. That the Shares, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture and global note representing the Notes, in the manner and for the consideration stated therein, will be legally issued, fully paid and nonassessable.

With respect to the enforceability of the Notes as described in numbered paragraph 1 above, such opinion is subject to the following:

      (a) applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights;

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      (b)   general principles of equity (including, without limitation, implied obligations of materiality, reasonableness, good faith, and fair dealing), regardless of whether such question is considered in a proceeding in equity or at law, which may limit or prohibit the enforceability of some remedies, covenants and other provisions of the Indenture, or which may limit or prohibit the availability of specific performance, injunctive relief, or any other equitable remedy; and

      (c) the qualification that certain remedial provisions of the Indenture (including, without limitation, rights to indemnification and contribution) and certain waivers of laws or legal rights therein may be limited or unenforceable in whole or in part by applicable law.

The foregoing opinion is based on and limited to the law of the State of Tennessee, the Delaware General Corporation Law, and the relevant law of the United States of America. We render no opinion with respect to the law of any other jurisdiction. With respect to the matter of enforceability of the Notes set forth in numbered paragraph 1, we have assumed that the substantive internal law of the State of Tennessee will be applied to the Indenture, notwithstanding the choice-of-law provisions thereof or choice-of-law legal principles with respect thereto, but we render no opinion as to whether such law of the State of Tennessee will be so applied. This opinion is intended solely for use in connection with the resale of the Notes and the Common Stock issuable upon conversion of the Notes by the selling securityholders named in the Registration Statement subject to the Registration Statement and is not to be relied upon for any other purpose.

In rendering the above opinions, we have assumed in all cases that the Registration Statement has been declared effective by order of the Commission and remains in effect. It is understood that this opinion is to be used only while the Registration Statement remains effective with the Commission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. In providing such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                                 Yours truly,

                                 BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC


                                 By: /s/ Samuel D. Chafetz, Esq.
                                     -----------------------------------------
                                     Samuel D. Chafetz, Esq.